May 20, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated May 16, 2011 of Uniontown Energy Inc. filed with the Securities and Exchange Commission and we agree with such statements insofar as they relate to our Firm.

/s/ DMCL LLP

Vancouver, Canada